Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MuleSoft, Inc.:

We consent to the use of our report dated February 17, 2017, with respect to the consolidated balance sheets of MuleSoft, Inc. and subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

March 6, 2017